                                                                    EXHIBIT 11.1


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                      COMPUTATION OF NET EARNINGS PER SHARE

                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                     Fully
                                                                   Primary           Diluted
                                                                   -------           -------
Weighted Average Common Shares
outstanding ..............................................        19,053,958       19,053,958

Convertible debt .........................................                          2,774,475

Stock options and warrants outstanding ...................         2,482,738        2,482,738
                                                                ------------     ------------

Weighted average shares of common shares
outstanding ..............................................        21,536,696       24,311,171
                                                                ============     ============

Net income ...............................................      $    463,132     $    545,671
                                                                ============     ============

Earnings per share .......................................      $        .02     $        .02
                                                                ============     ============



Note: Primary earnings per common share is used due to the anti dilutive effect of the convertible debt.